CARBON CREDIT INTERNATIONAL, INC

ENGAGEMENT AGREEMENT

This Agreement is made and entered into as of this 27th day of July, 2014 by and between Carbon Credit International, Inc. (the “Company”) and Core Capital Source, Ltd. (the “Client”). This Agreement supersedes and terminates any other agreement that the Company has or had with Client.

Whereas, the Client desires to obtain Company’s consulting services as set forth in this Agreement; and

Whereas, Company desires to provide such services to the Client directly for a fee that will compensate Company for time spent for services contemplated in this Agreement.

Now, Therefore, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the parties agree as follows:

1.                  Effective Date. The Effective Date of this Agreement is August 1, 2014.

2.                  Term. The Term of this Agreement shall be one (1) year.

3.                  Retention of Client. The Client hereby engages and retains Company and Company hereby agrees to use Company’s best efforts to render to the Client the consulting services for a period of commencing on the date of this Agreement thru and event of Termination, as more particularly defined herein.

4.                  Company Services. Company services under this Agreement shall consist of the development, installation and management of a program utilizing off-set carbon credits to offset Client’s carbon emissions with regards to the Client’s proposed agricultural processing activities in Riverside County, California.

3. Payment for Services. The Client shall pay Company a fixed fee of Two Thousand and 00/100 Dollars ($2,000/00) per month during the Term.

4. Company Time Commitment. Company shall devote such time as reasonably requested by the Client for consultation, advice and assistance on matters described in this Agreement and provide the same in such form as the Client requests.

5. Independent Contractor. The relationship created under this Agreement is that of Company acting as an independent contractor. The parties acknowledge and agree that Company shall have no authority to, and shall not, bind the Client to any agreement or obligation with any third party.

6. Nondisclosure of Confidential Information & Non-Circumvention. The Company agrees that he shall not, either during the term of this Agreement or within five (5) years thereafter, disclose to any person, any confidential information concerning the business or affairs of the Client which the Company may have acquired in the course of or incidental to the performance of their obligations hereunder or otherwise, and the Company shall not directly or indirectly use (whether for their own benefit or to the detriment or intended detriment of the Company) any Confidential Information they may acquire with respect to the business or affairs of the Client. All such information shall be held by the Company in trust for the Client for the sole benefit of the Client. "Confidential Information" does not include (a) information that is in the possession of the Company at the time of disclosure as shown by the Company's files and records immediately prior to the time of disclosure; (b) information that is or becomes generally available to the public or in the public domain other than as a result of a disclosure by the Client; (c) information that is or becomes available to the Company from a source other than the Client; and (d) information required to be disclosed by a court or other governmental body so long as the Company notifies the Client of the disclosure of Confidential Information before such disclosure and cooperates with the Client if the Client contests such disclosure. Notwithstanding the foregoing, it is understood that in the exercise of Company' duties under paragraph 4 above it shall be necessary for Company to discuss with third parties information of a general nature about the Client and its opportunities, and that such discussions shall not constitute a breach of this Agreement. In addition, the Parties agree not to circumvent, attempt to circumvent, avoid, by-pass, or in any manner enter into any separate business transaction with individuals, corporations, or other entities with respect to the specific transactions contemplated herein, related to information or introduction from or by the Parties or any associate(s) of the Parties.

7. Exculpation of Liability and Indemnification. In connection with the services Company renders under this Agreement, Company indemnifies and holds the Client harmless against any and all losses, claims, damages and liabilities and the expense, joint and several, to which Client may become subject and will reimburse Client for any legal and other expenses, including attorney's fees and disbursements incurred by the Client in connection with investigating, preparing or defending any actions commenced or threatened or claim whatsoever, whether or not resulting in the liability, insofar as such losses, claims, damages and liabilities are based upon or in connection with the services Company has rendered under this Agreement.

8. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. There are no representations or warranties other than as shall be set forth in this Agreement.

9. Waiver. No waiver or modification of this Agreement shall be valid unless in writing and signed by the parties to this Agreement.

10. Notices. All notices, consents, requests, demands and offers required or permitted to be given under this Agreement will be in writing and will be considered properly given or made when personally delivered to the party entitled thereto, or when mailed by certified United States mail, postage prepaid, return receipt requested, addressed to the addresses appearing in this Agreement. A party may change his address by giving notice to the other party to this Agreement.

11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. It shall not be required that any single counterpart hereof be signed by the parties, so long as each party signs any counterpart of this Agreement.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

15. Attorneys' Fees. In case of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recover from the losing party all costs of such action or proceeding, including, but not limited to, reasonable attorneys' fees.

15. Termination. This Agreement may be terminated at any time, with our without cause, by either Party upon the provision of written notice to the other Party. Notwithstanding the foregoing, Paragraphs 6, 7, 14 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the day and year first above written.

CARBON CREDIT INTERNATIONAL

/s/ Amber Marie Chavez

_____________________________

By: Amber Marie Chavez

Its: Chief Executive Officer

CORE CAPITAL SOURCE LTD

/s/ David Hough

_____________________________

By: David Hough

Its: Chief Executive Officer